EXHIBIT 99.1
Tim:
Good morning, I’m Tim Buzby, the President and CEO of Farmer Mac. The Farmer Mac management team and I are pleased to welcome you to our 2013 fourth quarter and year-end investor conference call.

Before starting this morning, I will ask Steve Mullery, Farmer Mac’s General Counsel, to comment on forward-looking statements that management may make today, as well as Farmer Mac’s use of non-GAAP financial measures.

Steve:
Thanks, Tim. Some of the statements made on this conference call may constitute forward-looking statements under the securities laws. We make these statements based on our current expectations and assumptions about future events and business performance. We do not undertake any obligation to update these statements after the date of this call. We caution you that forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially from the results expressed or implied by the forward-looking statements. In evaluating Farmer Mac, you should consider these risks and uncertainties, as well as those described in our 2013 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission yesterday.

Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate performance and develop financial plans. In management’s view, core earnings is a useful alternative measure for understanding Farmer Mac’s economic performance, transaction economics, and business trends. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac’s disclosure of core earnings is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A recording of this call will be available on our website for two weeks starting later today.

Tim:
Thank you, Steve.

I’m pleased to report record outstanding business volume as of year-end that was just shy of 14 billion dollars reflecting an annual growth rate of 7.2 percent, with contributions from all of our lines of business. Our core earnings for 2013 were also a record at 54.9 million dollars. And as important, the credit quality of our portfolio, which has been favorable for some time, continued to improve throughout the year.

Core earnings for fourth quarter were 15.3 million dollars or 1 dollar and 36 cents per share, compared to 11.6 million dollars or 1 dollar and 5 cents per share in fourth quarter 2012. The increase was due to several factors, including a decrease in operating expenses and an increase in net effective spread. Additionally, fourth quarter results included a 2.1 million dollar tax benefit from the use of capital loss carry-forwards to offset capital gains recognized on certain investment securities for tax purposes. Also of note, on a percentage basis, the stabilization of our net effective spread that we saw in the third quarter continued, yielding 85 basis points in the fourth quarter, compared to 83 basis points in the third quarter. This increase resulted primarily from new Farm & Ranch loan purchases at spreads that met or exceeded average spreads as of the end of third quarter 2013, combined with a decline in the seasonal business run-off that typically occurs in the fourth quarter each year.

For the full year, 2013 core earnings totaled 54.9 million dollars, or 4 dollars and 90 cents per share, compared to 49.6 million dollars, or 4 dollars and 51 cents per share for 2012, an increase of 8.6 percent on a per share basis. This improvement was driven by net business volume growth, gains from the sale of certain assets, lower operating expenses, and favorable credit performance.

GAAP net income attributable to common stockholders for fourth quarter was 12.5 million dollars, or 1 dollar 11 cents per share, compared to 9.6 million dollars, or 87 cents per share in fourth quarter 2012. For the full year, 2013 GAAP net income was 71.8 million dollars, or 6 dollars and 41 cents per share, up from 43.9 million dollars, or 3 dollars and 98 cents per share in 2012. The increases in net income for those periods were mostly due to the same factors that drove core earnings plus unrealized gains in the fair value of derivatives. These items more than offset an increase in premium amortization recognized in fourth quarter 2013 as we recast certain Rural Utility loans prior to their maturity, resulting in the acceleration of 15.9 million dollars (10.3 million after tax) of premium amortization into the fourth quarter. The loan recasts were favorable for us as we were able to work with our customer, the National Rural Utilities Cooperative Finance Corporation, to retain more than 80 percent of the 300 million dollars of Rural Utility loans that had borrower recast options in the early part of 2014. If we had waited until the originally stated recast dates, borrowers could have sought alternative sources of financing. We expect these transactions to be accretive to our spreads over the long term, because the vast majority of the new loans are long-term fixed rate loans earning higher spreads for Farmer Mac than the prior loans.

In 2013, we added 3.1 billion dollars of new business volume, resulting in net growth after maturities and repayments of 1.0 billion dollars. The most significant contributor to new business in 2013 was 825 million dollars of Farm & Ranch loan purchases, a 45 percent increase over 2012. During 2013, we also purchased 454 million dollars in Farm & Ranch AgVantage securities and 820 million dollars of Rural Utilities AgVantage securities. Throughout the year, farmers continued to prefer longer-term fixed rate and ARM loans, which has contributed to our Farm & Ranch loan purchases having nearly doubled over the last two years. Additionally, we are pleased with our success in signing up new banks as potential customers, with 669 total approved lenders as of year-end, up from 536 at the start of the year.

The credit quality of Farmer Mac’s portfolio remains strong. As of December 31, 2013, only 28 million dollars of our 5.2 billion dollar non-AgVantage Farm & Ranch loan portfolio was 90‑days delinquent. That’s down from 33 million dollars a year ago. This reduction continues a favorable trend in delinquencies that has seen our 90-day delinquencies decrease by nearly two thirds since 2010, when delinquencies were 70 million dollars.

The western part of the United States, including California, is currently experiencing drought conditions, with the water level in many California reservoirs at just over half of their average year-to-date water storage levels. While we have not observed any measurable impact on the credit quality of our portfolio due to drought conditions as of December 31, 2013, any protraction of extreme or exceptional drought conditions beyond the 2014 water year could have an adverse effect on loss or delinquency rates. We believe Farmer Mac remains well-collateralized on loans in our Farm & Ranch line of business, including loans in drought areas, and we will continue to monitor the effects of the drought.

With that as a background, I would like to turn to Dale Lynch, our Chief Financial Officer, to cover our financial results in more detail. Dale…

Dale:
Thanks Tim.

Fourth quarter 2013 core earnings were 15.3 million dollars or 1 dollar and 36 cents per diluted share, as compared to 11.6 million dollars or 1 dollar and 5 cents per diluted share a year earlier.

The 3.7 million dollar year-over-year increase in core earnings in fourth quarter 2013 was driven by:

•	a 1.5 million dollar, or 1 million dollars after-tax, reduction in operating expenses,

•	a 1.1 million dollar, or 0.7 million dollars after-tax, increase in net effective spread and guarantee fees, and

•	a 0.6 million dollar, or 0.4 million dollars after-tax, reduction in credit expenses.

Farmer Mac was also able to realize for tax purposes gains on certain investment securities in the fourth quarter and utilized some of its capital loss carry-forwards that resulted in a 2.1 million dollar tax benefit for the quarter.

Fourth quarter core earnings grew 3.5 million dollars sequentially from the 11.8 million dollars reported in third quarter 2013, driven primarily by an after-tax increase of 0.9 million dollars in net effective spread and guarantee fees as well as the 2.1 million tax benefit already mentioned.

Net effective spread was 105.3 million dollars, or 86 basis points, for 2013, compared to $106.6 million, or 95 bps, in 2012, driven by the growth in outstanding business volume offset by tightening new business spreads in the first half of 2013 and dilution from business run-off, primarily in the first and third quarters.

Net effective spread for fourth quarter 2013 was 27.1 million dollars, or 85 basis points, compared to 26.5 million dollars, or 91 basis points, for the same period in 2012. For third quarter 2013 it was 25.8 million dollars or 83 basis points. While approximately 0.8 million of the higher net effective spread for fourth quarter 2013 was related to a net benefit from recovered interest on a delinquent loan and other items, net effective spread still grew by nearly 0.6 million dollars sequentially in the fourth quarter excluding this benefit. This growth was primarily a result of spread stabilization, healthy new business volume growth and decreased business run-off. The result was attractive growth in dollars of net effective spread for fourth quarter 2013, at a modestly lower percentage margin, but which contributed to a 20-plus percent annualized core earnings return on equity for the quarter.

From a credit perspective, total allowances and reserves for losses were 13.3 million dollars, or 0.26 percent of the total 5.2 billion dollar Farm & Ranch loan portfolio, at year-end 2013, compared to 16.9 million dollars, or 0.36 percent of the total Farm & Ranch loan portfolio, as of year-end 2012. Total net provisions were only 12 thousand dollars this quarter and 0.4 million dollars for the year, compared to a net provision of 1.2 million dollars in the prior year's fourth quarter and 1.9 million dollars for full-year 2014. Charge-offs were 0.1 million dollars in fourth quarter 2013 and 4.0 million dollars for the year, resulting in a 3.6 million dollar decrease in the overall allowance for losses to 13.3 million as of December 31, 2013.

As we analyze the overall credit quality of our business, we take into account more than just the Farm & Ranch loan delinquencies. The total business volume includes AgVantage securities and rural utilities loans, neither of which currently have any delinquencies, and USDA Securities that are backed by the full faith and credit of the United States. Across Farmer Mac’s three lines of business, the overall level of 90-day delinquencies was just 0.20 percent as of December 31, 2013, which is down from 0.26 percent as of December 31, 2012.

We achieved 716 million dollars in new business this quarter, which was moderately less than the $852 million in new business in the year-ago quarter. Farm & Ranch loan purchases and AgVantage securities purchases were higher than the prior year’s amount, while Farm & Ranch standbys were materially less due to a significant-sized standby pool that was completed in the year-ago quarter. Key components of this were:

•	246 million dollars of Farm & Ranch loan purchases,

•	76 million dollars of Farm & Ranch Standbys,

•	50 million dollars of Farm & Ranch AgVantage securities,

•	245 million dollars of Rural Utilities AgVantage securities,

•	41 million dollars in Rural Utility loan purchases, and

•	58 million dollars of USDA Securities.

After repayments, our net outstanding business volume grew 164 million dollars in the fourth quarter. This growth speaks to the benefit of our diversified mix of business, where the strength in our Farm & Ranch line of business and our AgVantage product is offsetting a current environment with less net growth within the Rural Utilities loans and USDA Guarantees lines of business.

Turning to capital, as of year-end 2013, Farmer Mac’s 591 million dollars of core capital exceeded the statutory minimum capital requirement of 399 million dollars by 192 million dollars, or by 48 percent. This compares to 145 million dollars of capital above the statutory minimum capital requirement at year-end 2012.

In terms of liquidity, current applicable regulations require Farmer Mac to hold a minimum of 60 days of liquidity. As of December 31, 2013, Farmer Mac had 134 days of liquidity according to the methodology prescribed in the current regulations, down from 164 days as of December 31, 2012. FCA recently approved a final rule to revise the current regulations governing the management of liquidity risk at Farmer Mac, which is expected to become effective during second quarter 2014. These new regulations will require Farmer Mac to hold a minimum of 90 days of liquidity and will revise the methodology for determining Farmer Mac's liquidity reserve; however Farmer Mac does not expect its compliance with the final regulation to materially affect its operations or financial condition.

More complete information about Farmer Mac’s performance for 2013 is set forth in the 10-K we filed yesterday with the SEC.

With that, I’ll turn the discussion back to you, Tim.

Tim:

Thanks, Dale.

As we’ve seen, at times our core earnings may vary modestly up or down in any given quarter, but the underlying trends of our core business continue to be favorable. This is due to some simple fundamentals – we strive to add new customers and new business at favorable returns while maintaining a strong portfolio credit profile and operating efficiently.

Our management team is proud of the results achieved during 2013. Looking forward, we take a long-term view of the accomplishment of our Congressional mission and in providing a return to stockholders. We will continue to deliver the outstanding service that our customers have come to expect from us, and we look forward to building upon our success.

At this time, we’re glad to answer any questions you may have.

Seeing no further questions, I’d like to thank you for listening and participating this morning. I look forward to our next call to report first quarter 2014 results in May. Thank you.